ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.           Name of corporation:   ACRO, INC.
2.          The articles have been amended as follows: (provide article numbers, if available)

The board of directors and shareholders representing a majority of the outstanding shares of ACRO, INC. common stock have approved a 10 for 1 reverse stock split.  See attached.
3.           The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:  73%

4.    Effective date and time of filing: (optional)  Date:_____ Time:_____

5.           Signature (Required):

/s/Asaf Porat
Asaf Porat

EXHIBIT B

ACRO, INC.
MAJORITY WRITTEN CONSENT IN LIEU OF MEETING OF THE SHAREHOLDERS

The undersigned, constituting the majority of the shareholders of ACRO, Inc., a Nevada corporation (the "Company"), hereby executes this written consent to action in accordance with Section 78.320 (2) of the Nevada Revised Statutes, as if duly adopted at a duly called and noticed meeting:

WHEREAS, in connection with the Share Purchase Agreement dated July 5, 2011, the board of directors of the Company had approved and authorized a ten-for-one (10:1) reverse split of the Company's issued and outstanding shares of common stock ("Reverse Split") and pursuant thereto, the preparation and mailing of an information statement on Schedule 14C to all shareholders of the Company and notification of the same to FINRA, the majority shareholders believe that it is in the best interest of the Company to do so;

THEREFORE, BE IT:

RESOLVED that all the board of directors' actions to effectuate the Reverse Split be and is hereby ratified and approved; and be it further

RESOLVED, that the proper officers of the Company be, and they and each of them hereby are/is, authorized and empowered, in the name of the Company and on its behalf, to execute and deliver all such further documents, instruments and agreements, and to do all such further acts and things, as such officers, in their sole discretion, shall determine to be necessary, appropriate or desirable to effectuate the foregoing resolutions, any such determination to be conclusively evidenced by the execution and delivery by such officers of any such document, instrument or agreement or the doing by them of any such act or thing.

IN WITNESS WHEREOF, the undersigned has executed this Written Consent as of the date indicated below.

Top Alpha Capital

By: /s/ Asaf Porat

Name: Asaf Porat
Title: President, CEO, Chairperson
Common Shares: 96,613,788
Date: November 23, 2011

By: /s/ Gadi Aner

Name: Gadi Aner
Common Shares:
Date: November 23, 2011